Exhibit 1.01

CONFLICT MINERALS REPORT OF

AVINGER

FOR THE REPORTING PERIOD FROM

JANUARY 1 TO DECEMBER 31, 2023

I.	Introduction

This is the Conflict Minerals1 Report of Avinger, Inc. (“we,” “our,” “Avinger,” or the “Company”) prepared for calendar year 2023 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Act”). Numerous terms in this Report are defined in Rule 13p-1 of the Act and SEC Release No. 34-67716 (August 22, 2012) under the Act (the “Adopting Release”). The reader is referred to these sources for the definitions of defined terms contained herein.

In accordance with Rule 13p-1, we undertook efforts to determine the presence and source of the conflict minerals within our products. The Company designed its efforts in conformity with the internationally recognized due diligence framework set forth in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas2 (“OECD Due Diligence Guidance”) and related Supplements.

The statements below are based on the activities performed to date in good faith by the Company and are based on the infrastructure and information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, evolving identification of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the SEC final rules, and other issues.

II.	Overview

Company Profile

We are a commercial-stage medical device company that designs, manufactures, and sells real-time high-definition image-guided, minimally invasive catheter-based systems that are used by physicians to treat patients with peripheral artery disease (“PAD”). Patients with PAD have a build-up of plaque in the arteries that supply blood to areas away from the heart, particularly the pelvis and legs. Our mission is to significantly improve the treatment of vascular disease through the introduction of products based on our Lumivascular platform, the only intravascular real-time high-definition image-guided system available in this market.

1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country.
2 OECD (2016), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing, Paris. http://dx.doi.org/10.1787/9789264252479-en

Exhibit 1.01

We design, manufacture, and sell a suite of products in the United States and select international markets. We are located in Redwood City, California. Our current Lumivascular platform consists of products including our Lightbox imaging console, the Ocelot and Tigereye family of devices, which are image-guided devices designed to allow physicians to penetrate a total blockage in an artery, known as a chronic total occlusion (“CTO”), and the Pantheris family of catheters, our image-guided atherectomy catheters which are designed to allow physicians to precisely remove arterial plaque in PAD patients.

We are in the process of developing CTO crossing devices to target the coronary CTO market. However, the market for medical devices in the coronary artery disease (“CAD”) space is highly competitive, dynamic, and marked by rapid and substantial technological development and product innovation and there is no guarantee that we will be successful in developing and commercializing any new CAD product. At this stage, we are working on understanding market requirements, and initiated the development process for the new CAD product, which we anticipate will require additional expenses.

We obtained CE Marking for our original Ocelot product in September 2011 and received from the U.S. Food and Drug Administration (“FDA”), 510(k) clearance in November 2012. We also received 510(k) clearance from the FDA for commercialization of Pantheris in October 2015. We received an additional 510(k) clearance for an enhanced version of Pantheris in March 2016 and commenced sales of Pantheris in the United States and select European countries promptly thereafter. In May 2018, we received 510(k) clearance from the FDA for our current next-generation version of Pantheris. In April 2019, we received 510(k) clearance from the FDA for our Pantheris Small Vessel (“SV”), a version of Pantheris targeting smaller vessels, and commenced sales in July 2019. In September 2020, we received 510(k) clearance for Tigereye, a next-generation CTO crossing system utilizing Avinger’s proprietary image-guided technology platform. Tigereye is a product line extension of Avinger’s Ocelot family of image-guided CTO crossing catheters. In January 2022, we received 510(k) clearance from the FDA for our Lightbox 3 imaging console, an advanced version of our Lightbox that allows for easy portability and offers significant reductions in size, weight, and production cost in comparison to the incumbent version.

In April 2023, we received 510(k) clearance from the FDA for Tigereye Spinning Tip (“ST”), a next-generation image-guided CTO crossing system. Tigereye ST is a line extension of our Ocelot and Tigereye family of CTO crossing catheters. This new image-guided catheter incorporates design upgrades to the tip configuration and catheter shaft to increase crossing power and procedural success in challenging lesions, as well as design enhancements for ease of image interpretation during the procedure. The low-profile Tigereye ST has a working length of 140 cm and 5 French sheath. We initiated a limited launch of Tigereye ST in the second quarter of 2023 and subsequently expanded to full commercial availability within the United States during the third quarter of 2023.

Exhibit 1.01

In June 2023, we received 510(k) clearance from the FDA for Pantheris Large Vessel (“LV”), a next generation image guided atherectomy system for the treatment of larger vessels, such as the superficial femoral artery (“SFA”) and popliteal arteries. Pantheris LV is a line extension of our Pantheris and Pantheris SV family of atherectomy products. This catheter offers higher speed plaque excision for efficient removal of challenging occlusive tissue and multiple features to streamline and simplify user-operation, including enhanced tissue packing and removal, a radiopaque gauge to measure volume of plaque excised during the procedure, and enhanced guidewire management. We initiated a limited launch of the Pantheris LV during the third quarter of 2023 and expect to expand to full commercial availability within the United States around mid-year 2024.

Conflict Minerals Policy

The Company developed a policy statement to support the goals expressed by Congress in enacting Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The policy highlights the Company’s commitment to complying with the reporting and due diligence obligations required by the SEC rule and the Company’s expectations from its suppliers. In addition, the policy includes language encouraging suppliers to source responsibly. The policy resides on our corporate website at https://investors.avinger.com/conflict-minerals-policy.

Reasonable Country of Origin Inquiry Information

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) to determine whether the necessary conflict minerals originated in the DRC or an adjoining country or came from recycled or scrap sources.

The Company’s RCOI process included reviewing the products manufactured or contracted to be manufactured during the Reporting Period to identify products that should be deemed in-scope as described by the Adopting Release and conducting an inquiry of our direct suppliers of the in-scope products using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”). Based on the results of our RCOI which indicated that sourcing may have occurred from the DRC or an adjoining country, we exercised due diligence on the source and chain of custody of the conflict minerals in accordance with the OECD Due Diligence Guidance. Our due diligence efforts are discussed further in this Conflict Minerals Report.

Due Diligence Program Design

The Company designed its conflict minerals program to conform, in all material respects, with the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold, specifically as they relate to our position in the minerals supply chain as a “downstream” company:

Step 1:	Establish strong company management systems
Step 2:	Identify and assess risks in the supply chain
Step 3:	Design and implement a strategy to respond to identified risks
Step 4:	Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5:	Report annually on supply chain due diligence

Exhibit 1.01

III.	Due Diligence Measures Performed by The Company

The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.

Step 1: Establish strong company management systems

a.	Conflict minerals team – The Company established a conflict minerals team that includes individuals from the relevant business units and departments, including Quality, Operations, Finance, procurement, and legal. The team was structured to include the involvement from those in upper management roles, including the VP of Finance, VP of Quality and Director of Operations and Service, to ensure that critical information, including the Company’s conflict minerals policy, reached relevant employees and suppliers.
b.

Conflict minerals policy – The Company adopted and published a policy establishing expectations for our suppliers. The policy resides on our corporate website at https://investors.avinger.com/conflict-minerals-policy.

c.	Internal engagement – We developed a training program to educate employees on our conflict minerals process, the goals of our program, and our reporting obligations as a supplier and a public filer.
d.

Supplier engagement – The Company communicated its conflict minerals policy and provided educational materials to our in-scope suppliers. Suppliers were informed when the request for information was initiated on the conflict minerals disclosure requirements as well as recommendations for developing, implementing, and documenting a conflict minerals compliance program.

e.	Records management – The Company will maintain records relating to our conflict minerals program in accordance with the recommended record retention guidelines of five years.

Step 2: Identify and assess risks in the supply chain

We performed the following steps as part of our risk assessment process:

a.

Identified products in scope – Our conflict minerals team conducted a detailed review of the products manufactured or contracted to be manufactured during the Reporting Period to identify products that should be deemed in-scope as described by the Adopting Release.

b.

Conducted RCOI – The Company utilized the industry-developed CMRT to query our suppliers for conflict minerals information. We requested this information from the Tier 1 suppliers who provide materials and components for the products deemed in-scope by our conflict minerals team. We evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation based on this RCOI.

c.

Completed additional follow-up – The Company contacted 5 direct suppliers with all providing the requested information prior to our filing. We also worked to clarify and validate the accuracy of information provided by our suppliers.

Exhibit 1.01

d.

Identified smelters or refiners (“SORs”) – The Company compiled a list of SORs in our supply chain using our suppliers’ responses in their CMRTs. The Company reconciled this list to the list of smelter facilities designated by the RMI’s Responsible Minerals Assurance Process (“RMAP”). The RMAP completes independent, third-party audits of smelters and refiners to determine which can be validated as having systems in place that ensure the minerals are responsible sourced according to the OECD Due Diligence Guidance. The Company works with a third party expert in the area of Conflict Minerals to reconcile suppliers’ smelters lists to the list of RMI SORs. We have provided the list of SORs in our supply chain in this report within section IV – Product Description; Processing Facilities. We also have provided the country of origin details for the smelters in use by our suppliers in Appendix 1.

Step 3: Design and implement a strategy to respond to identified risks

We performed the following steps as part of our risk management plan:

a.

Reporting results to senior management – The Conflict Minerals team reports to the results of our RCOI to upper management which included the team’s plan to respond to risks identified in the due diligence processes.

b.	Identified SORs – As part of the risk mitigation process, the Company reconciled the list of SORs collected from suppliers to the list of smelter facilities validated by the RMI.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

The Company is using information provided by independent third party audit programs, including the RMI, London Bullion Market Association (LBMA), and Responsible Jewelry Council (RJC), to confirm the existence and verify the OECD-conformance status of SORs identified during our due diligence.

Step 5: Report annually on supply chain due diligence

Accordingly, this Conflict Minerals Report has been filed with the SEC and is available on our website at https://investors.avinger.com/financials.

IV.	Product Description; Processing Facilities

Product Description – Our business is managed and reported on a product basis as follows:

Our current products include our Lightbox imaging console and our various catheters used in PAD treatment. All of our revenues are currently derived from sales of our various PAD catheters in the United States and select international markets, Lightbox consoles, as well as related services. Each of our current products is, and our future products will be, designed to address significant unmet clinical needs in the treatment of vascular disease.

Exhibit 1.01

Processing Facilities – Based on our due diligence process and the information received from our suppliers, the following facilities were identified by the Company’s suppliers as the smelters and refiners of the tin, tantalum, tungsten and/or gold present in and necessary to the functionality of products manufactured by the Company in the calendar year ended December 31, 2023. The information from our suppliers is still evolving and may contain company-level declarations. As such, this smelter list is presented in good faith as the best information we have to date. This list may contain smelters that are not in our supply chain and/or there may be other smelters not yet identified in our due diligence process. We will continue to update the list as our information and the relevant third-party data from RMI, LBMA, and RJC improves.

Metal	Smelter Name	Country	Smelter ID
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Tin	Minsur	PERU	CID001182
Tin	Thaisarco	THAILAND	CID001898
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Tin	Yunnan Tin Company Limited	CHINA	CID002180
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Agosi AG	GERMANY	CID000035
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Gold	Aurubis AG	GERMANY	CID000113
Gold	Boliden AB	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176

Exhibit 1.01

Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Dowa	JAPAN	CID000401
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Materion	UNITED STATES OF AMERICA	CID001113
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	MKS PAMP SA	SWITZERLAND	CID001352
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761

Exhibit 1.01

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	CID001916
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Tin	Yunnan Tin Company Limited	CHINA	CID002180
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158

V.	Future Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. We are also continuing to work with certain suppliers to identify any additional smelters and refiners. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. If we become aware of a supplier whose due diligence needs improvement, we may continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to those above, the Company will undertake the following steps during the next compliance period:

●	Review the conflict minerals policy statement and update if necessary.
●	Continue to collect responses from suppliers using the most recent revision of the CMRT.
●	Engage with suppliers and continue to facilitate a timely response while ensuring completeness and accuracy of the information provided to enhance our data collection for calendar year 2024, if any.
●	Monitor and track performance of risk mitigation efforts.
●	Compare and validate RCOI results to information collected via independent third-party audit programs, such as the RMI, and through our Company’s own coordinated outreach to smelters.
●	Encourage responsible sourcing from the DRC and adjoining countries.

Exhibit 1.01

APPENDIX I – Countries of Origin

The information provided in this Appendix is based on the information collected from the Company’s suppliers.

AUSTRALIA
AUSTRIA
BELGIUM
BRAZIL
CANADA
CHINA
GERMANY
ITALY
JAPAN
KOREA, REPUBLIC OF
MEXICO
PERU
SINGAPORE
SWEDEN
SWITZERLAND
TAIWAN, PROVINCE OF CHINA
THAILAND
TURKEY
UNITED STATES OF AMERICA